EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Amy Cozamanis	Timothy Grace
Chief Financial Officer and	Investor/Analyst Information	Media Information
Chief Investment Officer	Financial Relations Board	Financial Relations Board
Digital Realty Trust, Inc.	(310) 854-8314	(312) 640-6667
(415) 738-6500

DIGITAL REALTY TRUST, INC. COMPLETES PUBLIC OFFERING OF COMMON

AND SERIES B PREFERRED STOCK

San Francisco, Calif. (July 26, 2005) – Digital Realty Trust, Inc. (NYSE: DLR) today announced the completion of its common stock offering and 7.875% series B cumulative redeemable preferred stock offering (referred to as the “concurrent offerings”). The concurrent offerings generated gross proceeds of approximately $167.8 million.

Common Stock Offering

Citigroup and Merrill Lynch & Co., on behalf of the underwriters of the common stock offering, exercised their over-allotment option to purchase an additional 765,768 shares of the Company’s common stock at the offering price of $17.80 per share. Including the exercise of the underwriters’ over-allotment option, Digital Realty Trust issued a total of 5,870,891 shares of common stock generating gross proceeds of $104.5 million.

Citigroup and Merrill Lynch & Co. were the joint book-running managers for the common stock offering. Copies of the final prospectus relating to the common stock offering may be obtained from Citigroup Global Markets Inc. (Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, NY 11220) or from Merrill Lynch & Co. (4 World Financial Center, New York, NY 10080).

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

Digital Realty Trust, Inc. Completes Public Offering of Common and Series B Preferred Stock

July 26, 2005

7.875% Series B Cumulative Redeemable Preferred Stock Offering

Citigroup, Merrill Lynch & Co. and UBS Investment Bank, on behalf of the underwriters of the 7.875% series B cumulative redeemable preferred stock offering, exercised their over-allotment option to purchase an additional 330,000 shares of the Company’s 7.875% series B cumulative redeemable preferred stock at the offering price of $25.00 per share. Including the exercise of the underwriters’ over-allotment option, Digital Realty Trust issued a total of 2,530,000 shares of 7.875% series B cumulative redeemable preferred stock generating gross proceeds of approximately $63.3 million.

Citigroup, Merrill Lynch & Co. and UBS Investment Bank were the book-running managers for the 7.875% series B cumulative redeemable preferred stock offering. Copies of the prospectus relating to the series B cumulative redeemable preferred stock offering may be obtained from Citigroup Global Markets Inc. (Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, NY 11220), Merrill Lynch & Co. (4 World Financial Center, New York, NY 10080) and UBS Securities LLC (677 Washington Boulevard, Stamford, CT 06901).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock or 7.875% series B cumulative redeemable preferred stock; nor shall there be any sale of the common stock or 7.875% series B cumulative redeemable preferred stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate. The Company’s 33 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise data center tenants. Comprising approximately 7.8 million net rentable square feet, excluding space held for redevelopment, Digital Realty Trust’s property portfolio is located throughout the United States, with one property located in London, England.

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